Exhibit 99.1

              Acadia Realty Trust Reports Fourth Quarter
                 and Full Year 2006 Operating Results

    NEW YORK--(BUSINESS WIRE)--Feb. 14, 2007--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT"), today reported operating results for the quarter and year ended December 31, 2006. All per share amounts discussed below are on a fully diluted basis.

    Fourth Quarter 2006 Highlights

    2006 fourth quarter FFO up 19%, EPS down 14%

    --  Funds from operations ("FFO") per share of $0.31 for the fourth quarter 2006 compared to $0.26 for the fourth quarter
        2005

    --  Full year 2006 FFO of $1.19, up 9% compared to $1.09 for 2005

    -- Earnings per share ("EPS") from continuing operations for the fourth quarter 2006 of $0.12 compared to $0.14 for 2005

    -- Full year EPS from continuing operations of $0.48 compared to $0.61 for 2005, a decrease of 21%

    Strengthened core portfolio through asset recycling and leasing

    --  Sold five non-core properties during fourth quarter 2006

    --  Operating portfolio occupancy at 94.0%

    Strengthened balance sheet with convertible issuance

    --  Issued $115 million of convertible debt at 3.75%

    -- Increased dividend by over 8% while still maintaining conservative payout ratio

    --  Maintained low debt to total market capitalization of 34% and
        2.7 to 1 fixed-charge coverage ratio for the quarter

    Continued progress in external growth initiatives

    -- Continued progress with New York Urban/Infill Redevelopment pipeline by commencing construction on Pelham project during fourth quarter 2006

    --  RCP Venture made three investments during the year 2006

    Fourth Quarter Operating Results

    For the quarter ended December 31, 2006, FFO, a widely accepted measure of REIT performance, was $10.3 million, or $0.31 per share, compared to $8.8 million, or $0.26 per share for the fourth quarter 2005. FFO for the year ended December 31, 2006 was $40.2 million or $1.19 per share compared to $36.2 million or $1.09 per share for 2005.

    Earnings per share from continuing operations was $0.12 for the fourth quarter 2006 compared to $0.14 for the fourth quarter 2005. For the years ended December 31, 2006 and 2005, earnings per share from continuing operations was $0.48 and $0.61, respectively.

    Following are the key factors in comparing the full year operating results for 2006 and 2005:

    2006 increases in operating income:

    -- $21.0 million gain from the sale of certain non-core properties

    -- Interest income increased $5.0 million as a result of an increase in interest-bearing investments

    -- Reduction in minority interest expense of $19.2 million primarily due to the minority's share of the gain from Mervyns discussed below.

    2006 decreases in operating income:

    -- General and administrative expenses increased $3.6 million as a result of additional investments in human capital.

    -- Equity in earnings of unconsolidated affiliates decreased by $18.7 million primarily as a result of the Company's share of the gain on sale of properties realized by Mervyns during 2005.

    -- Interest expense increased $3.6 million due to higher debt levels.

    Portfolio Activity - Recycling of Non-Core Assets - Portfolio
Occupancy at 94.0%

    During the fourth quarter, Acadia sold five non-core properties aggregating 770,000 square feet for $60.2 million. Four of these properties were located in secondary markets in Northeast Pennsylvania. As part of Acadia's 1031 exchange program, a portion of the gains from these sales were deferred for tax purposes against the earlier acquisitions of the Chestnut Hill property in Philadelphia, Pennsylvania and the Third Avenue property located in the Bronx, New York. The Company has identified potential acquisitions to defer the remaining gain of approximately $20.0 million.

    Including its pro-rata share of joint venture operating properties, Acadia's portfolio occupancy was 94.0% for the quarter ended December 31, 2006, compared to 93.9% at September 30, 2006 and 95.4% at December 31, 2005, after giving retroactive effect to the properties sold during the fourth quarter of 2006. The decrease in portfolio occupancy from a year ago is primarily due to re-tenanting activities within the portfolio, principally at Bloomfield Town Square.

    Same store net operating income ("NOI") for the retail portfolio increased 1.3% for the quarter and 1.6% for the year ended December 31, 2006 compared with the same periods in 2005. Excluding the adverse impact of re-tenanting activities at Bloomfield Town Square, same store NOI for the year ended December 31, 2006 would have increased by 2.7% over 2005.

    During the fourth quarter 2006, Acadia executed new leases at an average rent increase of 44% and renewal leases at a 6% decrease from the previous rents.

    Balance Sheet - $115.0 Million Convertible Debt Issuance Completed

    As previously reported, the Company completed a $100.0 million issuance of 3.75% convertible notes during the fourth quarter. An additional $15.0 million of these convertible notes were issued in January of 2007. Proceeds from the issuance were used to pay down $71.3 million on existing credit lines. Acadia has also modified and consolidated two existing facilities into a new $75.0 million revolving credit facility bearing interest at LIBOR plus 125 basis points maturing in 2010 and a $16.0 million term loan bearing interest at LIBOR plus 130 basis points maturing in 2011. In early January 2007, Acadia paid down an additional $21.3 million of floating-rate debt. After giving effect to these transactions, 94% of the Company's debt, as adjusted for its pro-rata share of consolidated joint venture debt, is now fixed-rate.

    During the fourth quarter, the Board of Trustees approved a $0.06, or 8.1%, increase in the Company's annual dividend from $0.74 to $0.80 on an annualized basis.

    For 2006, the strength of Acadia's balance sheet was evidenced by continued solid financial ratios as follows:

    -- Fixed-charge coverage ratio (EBITDA / interest expense plus preferred distributions) of 2.7 and 2.8 to 1 for the fourth quarter and year ended December 31, 2006, respectively

    --  Debt to total market capitalization of 34%

    -- Dividend payout ratio for the fourth quarter and year ended December 31, 2006 was 64% and 62% of FFO, respectively

    -- As of December 31, 2006, approximately $75 million was available under existing credit facilities which, together with cash on hand, is anticipated to be sufficient to fund the Company's foreseeable future capital requirements.

    External Growth Continues with Focus on New York Urban/Infill
Redevelopments, RCP Venture and Other Activities

    New York Urban/Infill Redevelopment Program

    During the fourth quarter 2006, Acadia continued to make steady progress in its New York Urban/Infill Redevelopment Program by commencing construction at its Pelham Manor project. Also during the quarter, Acadia finalized a new lease with Sears at the Fordham Road site and, in February 2007, started construction at this development as well. To date, construction is ongoing at four of the New York Urban projects. This program currently includes a total of seven properties in its redevelopment pipeline, for which acquisition and development costs are anticipated to total approximately $375.0 million.

    RCP Venture

    Previously during 2006, Acadia and its Fund II investors made investments of approximately $24.9 million in its Retailer Controlled Property Venture ("RCP Venture") for the acquisition of Albertson's, Shopko and Marsh Supermarkets. During the fourth quarter, the RCP Venture continued to identify potential investment opportunities.

    Outlook -Earnings Guidance for 2007

    On a fully diluted basis, the Company currently forecasts its 2007 annual FFO will range from $1.24 to $1.32 per share. 2007 earnings per share is expected to range from $0.59 to $0.67. Management will discuss Acadia's 2007 earnings guidance in further detail on its fourth quarter earnings conference call.

    The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:



Guidance Range for 2007                             Low        High
-----------------------                          ---------------------
Earnings per diluted share                           $0.59      $0.67
Depreciation of real estate and amortization of
 leasing costs:
  Wholly owned and consolidated partnerships          0.59       0.59
  Unconsolidated partnerships                         0.05       0.05
Minority interest in Operating Partnership            0.01       0.01
                                                 ---------- ----------
Funds from operations                                $1.24      $1.32
                                                 ========== ==========


    Management Comments

    Commenting on the results for the quarter and year, Kenneth F. Bernstein, President and CEO, stated, "2006 was another year of solid performance for Acadia both with respect to earnings growth as well as planting the seeds for future growth through our investment platforms. In the fourth quarter we continued to upgrade our core portfolio through asset recycling and aggressive re-tenanting. Furthermore, we continue to maintain some of the strongest balance sheet ratios in our sector. Combining this strength and stability with our important external growth initiatives -- our Urban/Infill platform and our RCP Venture -- enables us to continue to provide solid current performance while building a strong pipeline for future growth. "

    Investor Conference Call

    Management will conduct a conference call on Thursday, February 15, 2007 at 2:00 PM EST to review the Company's earnings and operating results. The live conference call can be accessed by dialing 888-481-7939 (internationally 617-847-8707). The pass-code is "Acadia". The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The pass-code will be 40847334. The phone replay will be available through Thursday, February 22, 2007.

    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail properties, including neighborhood/community shopping centers and mixed-use properties with retail components.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's most recent annual report on Form 10-K filed with the SEC on March 16, 2006, as amended and retrospectively adjusted, (the "Form 10-K") and other periodic reports filed with the SEC, including risks related to: (i) the Company's reliance on revenues derived from major tenants; (ii) the Company's limited control over joint venture investments; (iii) the Company's partnership structure; (iv) real estate and the geographic concentration of our properties; (v) market interest rates; (vi) leverage; (vii) liability for environmental matters;(viii) the Company's growth strategy; (ix) the Company's status as a REIT (x) uninsured losses and (xi) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company's website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. See the notes to the attached financial tables for a further discussion of the Company's use of FFO and NOI.

    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com, which is not to be deemed a part of this press release



                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
     For the Quarters and Years ended December 31, 2006 and 2005
            (dollars in thousands, except per share data)

                       For the quarters ended    For the years ended
                            December 31,            December 31,
       Revenues         2006 (1)    2005 (1)    2006 (1)    2005 (1)
                       -----------------------------------------------
Minimum rents             $18,286     $18,477     $69,663     $75,441
Percentage rents              204         (57)      1,192       1,272
Expense reimbursements      3,902       4,023      15,048      14,944
Other property income         383         589       1,206       2,269
Management fee income       1,371       1,119       5,625       3,564
Interest income             2,334         763       8,311       3,316
Other income                  507          --       1,648          --
                       -----------------------------------------------
   Total revenues          26,987      24,914     102,693     100,806
                       -----------------------------------------------

  Operating expenses

Property operating          4,534       3,122      15,672      16,087
Real estate taxes           2,861       1,949      10,647       9,402
General and
 administrative             3,910       5,634      19,782      16,153
Depreciation and
 amortization               7,622       6,782      26,637      25,905
                       -----------------------------------------------
   Total operating
    expenses               18,927      17,487      72,738      67,547
                       -----------------------------------------------
Operating income            8,060       7,427      29,955      33,259
Equity in (losses)
 earnings of
 unconsolidated
 affiliates                  (561)      2,365       2,559      21,280
Interest expense           (6,028)     (5,372)    (22,451)    (18,804)
Minority interest           1,752         524       5,223     (13,952)
                       -----------------------------------------------

Income from continuing
 operations before
 income taxes               3,223       4,944      15,286      21,783
                       -----------------------------------------------
Income tax benefit
 (expense)                    682        (513)        508      (2,140)
                       -----------------------------------------------
Income from continuing
 operations                 3,905       4,431      15,794      19,643
                       -----------------------------------------------




                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
     For the Quarters and Years ended December 31, 2006 and 2005
            (dollars in thousands, except per share data)

                       For the quarters ended    For the years ended
                            December 31,            December 31,
                        2006 (1)    2005 (1)    2006 (1)    2005 (1)
                       -----------------------------------------------
Discontinued
 operations:
Operating income from
 discontinued
 operations            $    1,241  $      188  $    2,703  $    1,823
Impairment of real
 estate                        --          --          --        (770)
Gain (loss) on sale of
 real estate               20,974          --      20,974         (50)
Minority interest            (430)         (8)       (458)        (20)
                       -----------------------------------------------
Income from
 discontinued
 operations                21,785         180      23,219         983
                       -----------------------------------------------
Net income             $   25,690  $    4,611  $   39,013  $   20,626
                       ===============================================
Net income per Common
     Share - Basic
Net income per Common
 Share - Continuing
 operations            $      .12  $      .14  $      .49  $      .62
Net income per Common
 Share - Discontinued
 operations                   .67          --         .71         .03
                       -----------------------------------------------
Net income per Common
 Share                 $      .79  $      .14  $     1.20  $      .65
                       ===============================================
Weighted average
 Common Shares             32,515      32,017      32,502      31,949
                       ===============================================

Net income per Common
  Share - Diluted (2)
Net income per Common
 Share - Continuing
 operations            $      .12  $      .14  $      .48  $      .61
Net income per Common
 Share - Discontinued
 operations                   .65          --         .70         .03
                       -----------------------------------------------
Net income per Common
 Share                 $      .77  $      .14  $     1.18  $      .64
                       -----------------------------------------------
Weighted average
 Common Shares             33,187      32,294      33,153      32,214
                       ===============================================




                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
     For the Quarters and years ended December 31, 2006 and 2005
            (dollars in thousands, except per share data)

      RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (3)

                       For the quarters ended    For the years ended
                            December 31,            December 31,
                        2006 (1)    2005 (1)    2006 (1)    2005 (1)
                       -----------------------------------------------
Net income             $   25,690  $    4,611  $   39,013  $   20,626
Depreciation of real
 estate and
 amortization of
 leasing costs
(net of minority
 interests' share):
   Wholly owned and
    consolidated
    partnerships            4,950       4,377      20,206      16,676
   Unconsolidated
    partnerships              559         188       1,806         746
Income attributable to
 minority interest in
 Operating Partnership        516          80         803         416
(Gain) loss on sale of
 real estate (net of
 minority share and
 income taxes)            (21,437)       (509)    (21,875)     (2,622)
                       -----------------------------------------------
Funds from operations
 - Basic                   10,278       8,747      39,953      35,842
Distributions -
 Preferred OP Units            67          79         255         333
                       -----------------------------------------------
Funds from operations
 - Diluted             $   10,345  $    8,826  $   40,208  $   36,175
                       ===============================================
Funds from operations
   per share - Basic
Weighted average
 Common Shares and OP
 Units (4)                 33,157      32,671      33,149      32,564
                       ===============================================
Funds from operations
 per share             $      .31  $      .27  $     1.21  $     1.10
                       ===============================================
Funds from operations
  per share - Diluted
Weighted average
 Common Shares and OP
 Units (4)                 33,829      33,377      33,800      33,306
                       ===============================================
Funds from operations
 per share             $      .31  $      .26  $     1.19  $     1.09
                       ===============================================




                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
                   As of December 31, 2006 and 2005
            (dollars in thousands, except per share data)

                  SELECTED BALANCE SHEET INFORMATION
                                             December 31, December 31,
                                               2006 (1)     2005 (1)
                                             -------------------------

Cash and cash equivalents                      $ 139,571   $   90,475
Rental property, at cost                         677,238      709,906
Total assets                                     847,245      841,591
Mortgage notes payable                           447,402      411,000
Total liabilities                                491,916      474,725


    Notes:

    (1) Effective January 1, 2006, the Company accounts for its Funds I, II and Mervyn's investments on a fully consolidated basis pursuant to Emerging Issues Task Force ("EITF") 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights". Historic results for the quarter and year ended December 31, 2005 have also been presented on a fully consolidated basis for purposes of comparability with 2006. In addition, the Company's investment in the Brandywine Portfolio was fully consolidated as part of Fund I for the quarter and year ended 31, 2005. As a result of the recapitalization and conversion of the Brandywine Portfolio interests from Fund I to GDC Properties Incorporated during January 2006, this investment is accounted for under the equity method of accounting for the quarter and year ended December 31, 2006.

    (2) Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as minority interest in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

    (3) The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and net operating income ("NOI") to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company's method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Reference is made to the Company's Quarterly Supplemental Disclosure filed on Form 8-K with the SEC for a reconciliation of the other non-GAAP financial measures used in this press release (i.e. "net operating income" and "EBITDA") to the most comparable GAAP financial measures.

    (4) In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 642 and 653 OP Units into Common Shares for the quarters ended December 31, 2006 and 2005, respectively, and 647 and 615 OP Units into Common Shares for the years ended December 31, 2006 and 2005, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 337 Common Shares for the quarter and year ended December 31, 2006 and the assumed conversion of Preferred OP Units into 430 and 476 Common Shares for the quarter and year ended December 31, 2005.

    CONTACT: Acadia Realty Trust
             Investor Relations:
             Jon Grisham, VP, 914-288-8142